Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT, effective as of December 22, 2021 the “Agreement”), is by and between Acadia Management Company, Inc., a Delaware corporation (the “Company”), and Debra K. Osteen (the “Executive”).

WHEREAS, the Company and Executive are party to that certain Employment Agreement, dated as of January 19, 2021 (the “Employment Agreement”); and

WHEREAS, the Company and Executive have agreed to make certain amendments to the Employment Agreement upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.    AMENDMENTS TO EMPLOYMENT AGREEMENT.

1.1 Amendment to Section 1. The first sentence of Section 1 shall be deleted in its entirety and the following substituted therefore:

The Company shall continue to employ Executive, and Executive hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning as of January 1, 2021 and ending on January 31, 2022 (the “Employment Period”).

1.2 Amendment to Section 4(b)(iii). Section 4(b)(iii) shall be deleted in its entirety and the following substituted therefore:

(iii) continued payment of the Executive’s Base Salary, payable in accordance with the Company’s general payroll practices (as in effect from time to time) from the Termination through January 31, 2022, as if Executive had continued to be employed during such period.

2.     GENERAL.

2.1 Full	Force and Effect. Except as expressly amended hereby, the Employment Agreement shall continue in full force and effect in accordance with the provisions thereof on date hereof.

2.2 Governing

Law; Venue.    This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware, other than the conflict of laws provisions of such laws. The parties agree that any dispute arising out of or relating to this Agreement shall be brought in the state courts located in Williamson County, Tennessee or the United States District Court for the Middle District of Tennessee. Each party hereby waives any objection to the personal or subject matter jurisdiction and venue of such courts.

2.3 Headings.	The headings of this Agreement are for the purposes of reference only and shall not affect the construction of the Agreement.

2.4 Effectiveness.	This Agreement shall be deemed fully effective as of the date first above written

2.5 Counterparts.	This Agreement may be executed in one or more counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set Executive’s hand, as of the day and year first above written.

Acadia Management Company, Inc.

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President and Secretary

EXECUTIVE:

/s/ Debra K. Osteen
Debra K. Osteen

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